Exhibit 10.1
FOUNDRY SERVICES AGREEMENT
This Foundry Services Agreement (the “Agreement”), effective as of last signature’s date below (the “Effective Date”) is entered into by and between:
Everspin Technologies, Inc., a Delaware company a principal place of business at 5670 W Chandler Blvd, Suite 130, Chandler AZ 85226 (“Everspin”); and
Microchip Technology, Inc., a Delaware corporation with principal place of business at 2355 W. Chandler Blvd., Chandler, AZ 85224, on behalf of itself and its Affiliates including Microchip Technology Ireland Limited (collectively “Microchip”);
each a “Party,” and collectively, the “Parties”.
IN CONSIDERATION of the mutual premises in this Agreement, the parties agree as follows:
1.    DEFINITIONS
1.1    “Acknowledgment” means Microchip’s acknowledgment of, and response to, an order placed by Everspin for the manufacture of Goods or provision of Services via a Purchase Order.
1.2    “Affiliate” means any entity which, directly or indirectly controls or is controlled by or is under common control with a named Party. For purposes of this definition and for no other purposes, "control" shall be defined as having more than 50% (or the maximum percentage allowed by applicable foreign ownership rules or regulations) of the authority, power or outstanding securities representing the right to manage the person or entity or to vote for the election of directors or other governing authorities.
1.3    “Development Goods” means all wafers manufactured by Microchip for Everspin pursuant to this Agreement that are not Production Goods or Risk Starts.
1.4    “Everspin Process Technology” means the wafer manufacturing process technology specifically listed in Exhibit A that is to be provided by Everspin to Microchip.
1.5    “Everspin Technology” means Everspin Process Technology, Product designs and specifications provided by Everspin.
1.6    “Everspin Tooling” means collectively the Purchased Tooling and the Transferred Tooling as defined in Section 3.1.
1.7    “Goods” means 8” wafers for a specific Product design.
1.8    “Lead Time” shall mean the period of time set forth in the applicable Quote with respect to wafers for a particular Product that sets forth the minimum time period between the placement of an Order by Everspin and the requested delivery date. In general, Lead Time includes the manufacturing cycle time plus the time required to process an order.

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1.9    “Masks” has the meaning of the term “mask work” set forth in section 901(a)(2) of the Semiconductor Chip Protection Act of 1984 and any associated regulations and any amendments or revisions thereto, and any corresponding law and regulations in a country other than the United States.
1.10    “Mask Set(s)” means one or more Masks generated by, or on behalf of, Microchip from Everspin's GDS database tapes.
1.11    “MRAM or TMR Products” means an Everspin product, either stand alone, or embedded, that incorporates MRAM or a TMR sensor.
1.12    “Microchip Process Technology” means the wafer manufacturing process technology used by Microchip to manufacture Goods, excluding Everspin Process Technology.
1.13    “Order” means Everspin’s written or electronic purchase order for the Goods or Services.
1.14    “Partially Processed Wafers” means wafers that have been partially processed by a third party (e.g., TSMC and Honeywell) and intended to be further processed by Microchip pursuant to this Agreement. All Partially Processed Wafers from TSMC must have successfully passed parametric testing. Partially Processed Wafers from Honeywell will not have parametric data provided.
1.15    “PCM” means process control monitor, which is comprised of structures on the wafer that may be measured in line or electrically, to confirm the processing results.
1.16    “Products” means the MRAM or TMR products designed by Everspin that are listed in Exhibit A, which list may be updated by mutual agreement, not to be unreasonably withheld.
1.17    “Process or Processes” means manufacturing process technologies, recipes, and manufacturing, fabrication, assembly, and test techniques.
1.18    “Pre-Production Goods” means any Goods:
(a)    that Microchip: (i) manufactures for testing or qualification, (ii) manufactures even though the relevant product qualification or the relevant process qualification for the underlying Product has not been completed, or (iii) deems as being a part of a pilot lot or engineering lot, or risk production; or
(b)    for which the product qualification or process qualification for the underlying Product has been completed but is no longer current. A product qualification or a process qualification that has been completed is deemed current if Production Goods for the particular Product were last manufactured for Everspin within twelve (12) months from the date of Acknowledgement.
1.19    “Production Goods” means any Goods manufactured meeting the following criteria: (i) the relevant product qualification has been completed and is current; (ii) Microchip manufactures such Goods using a Qualified Process; and (iii) thirty (30) lots have achieved a Cpk ≥ 1.33 for each of the Specifications. An early review of the data can be requested by Everspin after a minimum of twenty (20) lots have been processed.

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1.20    “Quote” means a quotation issued by Microchip for the manufacture of Goods or provision of Services.
1.21    “Risk Starts” means wafer starts during or after Stage 2 as defined in Microchip’s Foundry Services Lot Stages that are authorized by Everspin before completion of the Product and/or process qualification for which Everspin assumes the risk that these wafers will meet the Specifications, and sort, test and reliability requirements.
1.22    “Qualified Process” means the process for the manufacture 8” wafers of Production Goods that has passed process qualification, meets the criteria for Production Goods, is current, and which combines the Everspin Process Technology and the Microchip Process Technology.
1.23    “Technical Information” means any technical-related requirements, guidelines, or instructions in connection with the Goods, Services, or Mask Sets, including, without limitation, (i) any integrated-circuit specifications or designs; (ii) manufacturing, assembly, test, or inspection processes or procedures; (iii) testing criteria; (iv) specifications, or (v) acceptance criteria.
1.24    “Services” include, without limitation, engineering support in connection with wafer processing, or other services, as set forth in this Agreement or otherwise specified in a Quote or Order Acknowledgement.
1.25    “Specifications” means, for each Product, the process specifications agreed to by the Parties in writing prior to the commencement of manufacturing of Production Goods and attached hereto as Exhibit B.x, which may be updated upon mutual written agreement of the Parties.
1.26    “WAT” means wafer acceptance test(s) or other wafer-acceptance criteria for Production Goods, if any, (i) as set forth in the applicable Specifications, or (ii) if Specifications do not exist or do not apply to Production Goods for any reason, or if the Specifications do not contain a wafer acceptance test or other wafer-acceptance criteria, then any wafer acceptance test or other wafer-acceptance criteria Microchip deems appropriate, and uses, for purposes of testing or inspecting the Goods. A WAT may include, without limitation, tests performed using PCM and Microchip’s applicable electrical test specifications.
2.    EVERSPIN INFORMATION AND ITEMS; LICENSE
2.1    Everspin Information. Everspin will, in a timely manner and at its expense, provide (i) upon Microchip’s reasonable request, all applicable Technical Information and engineering or other support; (ii) Everspin’s product database and relevant documents for making Mask Sets; and (iii) a sufficient number of Partially Processed Wafers. Microchip is not obligated to comply with any Everspin-provided Technical Information except to the extent specified in the Specifications.
2.2    Masks. Microchip will (and is granted the right to), on Everspin’s behalf, provide the Mask vendor with complete wafer layout files including proprietary alignment marks, dicing marks, and appropriate test structures, and engage the Mask vendor to fabricate Masks. Hard Masks will be delivered directly to Microchip. Everspin will bear the cost of the Mask Set and will own the Mask Set (but Everspin shall not have rights to physically have the masks, and Microchip shall not be obligated to send masks to Everspin), subject to Microchip's intellectual property rights in elements added by Microchip, such as test circuitry, test structures, and other process qualification vehicles incorporated by or for Microchip into the kerf/scribeline area of the masks (all of which shall be deemed to be Microchip's Confidential Information). Microchip will use the Masks only to perform work in accordance with Orders

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placed with Microchip by Everspin or otherwise authorized by Everspin. If Microchip has not used any Mask Set in production for over one year, Microchip may notify Everspin that the Mask Set is idle. If a Mask Set has not been used in production for over two years, Microchip may, after sending thirty (30) days written notice to Everspin, either: (a) scrap it, or (ii) charge Everspin a reasonable storage fee and store it for Everspin for a limited time, with the duration determined at Microchip’s reasonable discretion and communicated in advance to Everspin.
2.3    License. Everspin hereby grants Microchip and its Affiliates a non- exclusive, royalty free, worldwide license under Everspin’s intellectual property rights in any Everspin Technology, and Mask Sets to modify, reproduce, practice, and use the Everspin Technology, and Mask Sets solely for the purpose of providing Goods and Services to Everspin, and to make, have made, import for, and sell Goods to Everspin or parties authorized by Everspin (“Everspin Technology License”), and to have the foregoing undertaken by third parties on behalf of Microchip and its Affiliates. And if, under the terms of any license or other agreement by which any third party has developed any products or licensed to Microchip any rights required in order for Microchip to provide the Goods or Services for Everspin, and Microchip is required to provide production or other information for the purposes of complying with Microchip’s obligations to such third party under such agreement, Everspin authorizes Microchip to make such disclosure, subject to binding obligations on such third party to protect Everspin Confidential Information substantially consistent with the obligations under this Agreement. Microchip shall be responsible for the acts and omissions of such third parties.
2.4    Restrictions on Use. Microchip shall have no rights or licenses, by implication, estoppel or otherwise, other than those expressly provided in this Agreement with respect to the intellectual property and intellectual property rights of Everspin. Microchip shall not, and shall not permit any person within its control to, use the Everspin Technology or any of the intellectual property or intellectual property rights of Everspin for any purpose other than as expressly set forth in this Agreement. Except as expressly authorized by Everspin in writing, or as otherwise set forth in this Agreement, including in Section 2.3 above, Microchip shall not, and shall ensure that its employees, Affiliates and agents do not: (a) display, distribute, or otherwise make available to any third party, any or all of Everspin’s intellectual property provided to Microchip under this Agreement; (b) modify, alter, change, translate, make derivative works of, use, reproduce, copy any or all of Everspin’s intellectual property provided to Microchip under this Agreement embodied in the Products, except as necessary to provide the Services to Everspin under this Agreement (e.g., Microchip will not change any of the designs, but may add scribe lines and alignment marks to a mask); (c) decompile, disassemble, reverse engineer, or otherwise attempt to reconstruct, discover, or use the Everspin intellectual property for any purpose or provide or make available the Everspin intellectual property; or (d) remove any product identification, trade mark, copyright, or other proprietary notice from Everspin products, software, or documentation.
2.5    Everspin Competitors. During the term of this Agreement and for two (2) years thereafter, Microchip shall neither: (i) make or have made devices having one or more TMR elements/stacks (including, for example, MRAM and TMR Sensors) for Everspin Competitors, nor (ii) disclose how to make devices having one or more TMR elements/stacks to Everspin Competitors or a third party manufacturer for the benefit of Everspin Competitors. For purposes of this Section, Everspin Competitors means companies that are having MRAM and/or magnetic sensors (does not include non- magnetic sensors) made by Microchip. The Parties agree that the restrictions in this Paragraph are warranted and reasonable due to the exchange of Technical Information and Everspin's commitment of engineering and other resources/support under this Agreement (see, e.g., Articles 2 and 3 of this Agreement). Notwithstanding the foregoing, the preceding restrictions shall not be interpreted to prevent Microchip from purchasing from third parties (or having made by such third parties for Microchip) any TMR

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elements/stacks (including, for example, MRAM and TMR Sensors) so long as no Everspin Confidential Information, Everspin Technology, Everspin Background IP or Everspin owned Foreground IP is used.
2.6    Everspin Personnel. Everspin may second a mutually agreed upon number of Everspin employees (“Seconded Employees”) to the Microchip’s Fab 4 for the purpose of qualifying Fab 4, and collaborating on mutually agreed engineering, and maintenance activities related to Products. Microchip will provide such Seconded Employees with office space and other reasonable accommodations. All Seconded Employees will abide by Microchip’s policies and procedures provided to them in advance for non-escorted visitors to Fab 4.
3.    EQUIPMENT AND MATERIALS.
3.1    Everspin Tooling
3.1.1    Everspin shall transfer the Everspin owned tooling listed in Exhibit C.1 (“Transferred Tools”), which Everspin has represented that throughput for Transferred Tools are sufficient to support the Capcity Support Guarantee set forth in Section 5.1 when used with the other required Tooling as contemplated by this Agreement. In the event the Transferred Tools are not sufficient to support the Capacity Support Guarantee, the Parties will agree on a reasonable resolution.
3.1.2    Microchip will sell the tooling listed in Exhibit C.2 to Everspin (“Purchased Tooling”) to be used by Microchip within Fab 4 and dedicated solely to Everspin. Everspin will procure these tools from Microchip at the price listed in Exhibit C.2 and have them reconfigured, at Everspin’s expense, to meet the process requirements.
3.1.3    Everspin will have full and complete title to all Everspin Tooling, including the right to pledge Everspin Tooling as collateral under any form of financing arrangement, and Microchip shall not encumber the Everspin Tooling in any manner. Unless otherwise agreed by Microchip, Everspin shall de-install and relocate, at Everspin’s expense, all Everspin Tools upon expiration or termination of this Agreement, and will reimburse Microchip for all reasonable third party costs incurred by Microchip for the installation, deinstallation and/or transportation of Everspin Tooling.
3.1.4    The Everspin Tooling will be consigned to Microchip at no charge, which Microchip will install on the applicable line in Fab 4 in accordance with the proper implementation of the Process Technology. Microchip will not remove the Everspin Tooling from Fab 4.
3.1.5    Microchip will, at its expense, maintain and operate the Everspin Tooling in substantially the same manner as Microchip maintains its own equipment and tools, but in no event with less than reasonable care. Everspin shall be responsible for any costs related to repair or replacement of Everspin Tooling unless caused by Microchip’s failure to maintain and operate the Everspin Tooling in substantially the same manner as Microchip maintains its own equipment and tools, but in no event with less than reasonable care.
3.1.6    Everspin will reimburse Microchip for pre-approved third party materials and services, and reasonable costs associated with the installation, deinstallation, and/or transportation of the Everspin Tooling.
3.2    Other Everspin Costs.

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3.2.1    Everspin will reimburse Microchip an estimated total of $13.95 million, broken into two Phases, for costs (“Other Everspin Costs”) as follows:
(a)    $5.45 million for Phase 1 for relocation, installation, deinstallation costs of all tools required by the Capacity Support Guarantee for the Toggle, Toggle ML (Metal Local Interconnect) and Sensor flows (or required to be moved to make room for Tooling); provided that if Microchip incurs reasonable and actual documented costs which exceed this amount, Everspin will reimburse Microchip for such additional amounts;
(b)    a total of $3.5 million in Phase 1 NREs which cover process set-up and project management through Initial Qualification for, and limited to, the following: (a) for each of three product categories (Sensor, Toggle, and Toggle MLI), the 1st reticle set, and three qualifications lots, and (b) consumables, utilities, overhead, gross profit, and staffing; provided that if additional reticle sets or engineering lots are needed, Everspin will be responsible for paying for such items;
(c)    $4 million for Phase 2, for relocation, installation, deinstallation costs of all tools required by the Capacity Support Guarantee for the STT flow (or required to be moved to make room for Tooling); provided that if actual documented costs exceed this amount, Everspin will reimburse Microchip for such additional amounts; and
(d)    a total of $1.0 million in Phase 2 NREs which cover process set-up and project management through Initial Qualification for, and limited to, the following: (a) for the STT product category, the 1st reticle set, and three qualifications lots, and (b) consumables, utilities, overhead, gross profit, and staffing; provided that if additional reticle sets or engineering lots are needed, Everspin will be responsible for paying for such items.
These costs will enable Fab 4 Microchip to support qualified production of Goods up to the Capacity Support Guarantee for up to 3900 wafers per quarter.
3.2.2    The above amounts listed in (a) and (c) are good faith estimates based on the current specified tool list and market pricing as of March 2, 2026. Everspin will be responsible for reimbursing preapproved expenditures above these thresholds, and the amount of reimbursement will be appropriately reduced if the actual expenditures are lower than the amounts set forth in (a) and (c) above.
3.2.3    Everspin will reimburse Microchip for Phase 1 for Other Everspin Costs in accordance with the following schedule:
3.2.3.1    On the Effective Date of this Agreement: $1.05 million as the first installment towards the amount set forth in Section 3.2.1(b);
3.2.3.2    The $5.45 million set forth in Section 3.2.1(a) will be billed as Microchip incurs those costs
3.2.3.3    An additional installment of $875,000 towards the amount set forth in Section 3.2.1(b) upon completion of Toggle flow tool installs;
3.2.3.4    An additional installment of $875,000 towards the amount set forth in Section 3.2.1(b) upon Qualification of the MTJ process module; and

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3.2.3.5    $700,000 dollars towards the amount set forth in Section 3.2.1(b) upon first lot meeting the Specifications.
3.2.3.6    Any additional amounts to be paid pursuant to Section 3.2.1 above, which shall be invoiced by Microchip after they are incurred.
3.2.4    Everspin will reimburse Microchip for Phase 2 Other Everspin Costs in accordance with the following schedule:
3.2.4.1    On the kickoff of Phase 2: $300,000 as the first installment towards the amount set forth in Section 3.2.1(d);
3.2.4.2    The $4 million set forth in Section 3.2.1(c) will be billed as Microchip incurs those costs;
3.2.4.3    An additional installment of $250,000 towards the amount set forth in Section 3.2.1(d) upon completion of STT flow tool installs;
3.2.4.4    An additional installment of $250,000 towards the amount set forth in Section 3.2.1(d) upon start of the first STT process module lot; and
3.2.4.5    $200,000 dollars towards the amount set forth in Section 3.2.1(d) upon first lot meeting the Specifications.
3.2.4.6    Any additional amounts to be paid pursuant to Section 3.2.1 above shall be invoiced by Microchip after they are incurred.
3.3    Partially Processed Wafers. Everspin shall be responsible for providing and consigning Partially Processed Wafers in sufficient quantities (to support the next four weeks of accepted purchase orders) on a timely basis for Microchip to meet its delivery obligations pursuant to this Agreement, and replenishing (taking into account yield) and replacing (for line yield losses) the Partially Processed Wafer inventory on a regular basis. Microchip will not be responsible for, and Everspin agrees to release Microchip for, any warranty or indemnification claims or other liability, arising from Partially Processed Wafers as delivered to Microchip (e.g., for defects or issues that existed at the time of the delivery). In the event Microchip undertakes processing of Partially Processed Wafers and cannot complete processing due to defects with the Partially Processed Wafers that were not reasonably discoverable upon inspection of the Partially Processed Wafers upon receipt, Everspin will compensate Microchip for such pro-rated processing (i.e., Everspin will pay for process steps completed and not total processing costs).
3.4    Microchip Tooling. Microchip will be responsible for purchasing and/or commissioning tooling not listed in Exhibit C as needed to manufacture Goods in volumes sufficient to meet the Capacity Support Guarantee, including, without limitation, an AMAT Producer tool owned by Microchip with a book value of $2.596 million dollars, the depreciation of which shall be added to the price of Goods for the first two years (24 months) after the tool has begun processing production wafers for Everspin. Microchip will maintain ownership of the Producer tool and can utilize available capacity beyond what is needed for support of Everspin wafers. Other than Everspin Tooling and Other Everspin Costs, Microchip will be responsible for providing all tools, and for all costs and expenses (including staffing) required to meet the Capacity Support Guarantee in Fab 4.
4.    FABRICATION

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4.1    Masks. For each Product, Everspin will provide Microchip with appropriate files including, without limitation, GDS files, device CAD data files, and drawings. Everspin grants Microchip and its Affiliates the right to provide the mask vendor with complete wafer layout files including proprietary alignment marks, dicing marks, and appropriate test structures. Everspin will bear the cost for all masks for qualification as well as for all production mask sets, unless otherwise agreed to by the Parties in writing. Each Masks Set is, upon payment for the applicable mask making services, Everspin's property, except for Microchip's intellectual property rights embodied in the Mask Sets, including without limitation, test circuitry, test structures, and other process qualification vehicles incorporated by or for, Microchip. Mask Sets shall be delivered to Microchip, and Microchip will retain Mask Sets on Everspin's behalf in substantially the same manner as Microchip stores and maintains its own mask sets, but in no event with less than reasonable care.
4.2    Manufacturing. Microchip will use commercially reasonable efforts to manufacture Production Goods using a Qualified Process. Microchip will manufacture Goods within Microchip’s Fab 4 cleanroom space in Gresham, Oregon (the “Fab 4”). The Parties will discuss the layout of the Fab 4 installed tools.
4.3    Development Wafers. Development Goods lots, including without limitation, "Pilot lots" and "Engineering lots" are as defined by Microchip in the applicable Quote, Acknowledgement, or other Microchip -issued documentation. If a Development Good wafer lot quantity is not specified in those documents, then the default quantity of wafers for those lots is 12. All Development Goods are developed, manufactured, and provided strictly “as is,” with no indemnification or warranties, either expressed or implied, including without limitation any implied warranties of merchantability, non-infringement and fitness for use, and, notwithstanding anything to the contrary in this Agreement, Microchip shall have no liability of any kind relating to the development, failure to develop, function, lack of function, or performance of any Development Goods. Process development is inherently uncertain and risky. Microchip does not guarantee that its development efforts in relation to any non-recurring engineering (“NRE”) or other payments will result in satisfactory or sufficient results. Further process development and Development Goods are likely to be required to continue developing and fine tuning the fabrication process and parameters in order to meet Everspin’s requirements for volume production. All cycle times for Development Goods lots, including without limitation, "Pilot lots" and "Engineering lots" are estimates based on current expectations and are not guaranteed. Cycle times for Goods using a Qualified Process shall be in accordance with the Lead Time.
4.4    Qualification. The Parties will work together to install and test the Tooling installed at Fab 4 to ensure that the line used to manufacture Production Goods is qualified in accordance with the agreed upon process Specifications. Microchip shall be responsible for the initial process qualification of Fab 4 to meet the Capacity Support Guarantee; provided that Everspin shall be responsible for the cost as set forth in Section 3 of this Agreement. Everspin shall be responsible for Product qualification.
4.5    Process Changes. All process changes shall be made in accordance with Microchip’s process change procedures and notification system, attached hereto as Exhibit E. In addition, Microchip shall notify Everspin in writing before making any: (a) Class 1 (Major) changes that affect form, fit, or function; and/or (b)changes to processing materials that could potentially affect layer uniformity require Microchip to notify Everspin and qualification of such changes will be handled on a case by case basis (example: changes to CMP slurry or pads).
4.6    Everspin Initiated Changes. If Everspin determines that modifications to the Goods, or specification requirements are needed, including modifications to mask tooling, or testing, Microchip

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agrees to use commercially reasonable efforts to make any such modifications to the Goods or specification requirements as soon as commercially reasonably possible after written notification by Everspin and to then manufacture Goods in accordance with any such modifications; provided however, upon written notice from Microchip that such modifications require changes in fabrication equipment and/or facilities, and/or a change in processing techniques which is out of the ordinary course of Microchip’s procedures, Microchip will not be required to make the modification involved unless the Parties first agree on appropriate allocation of the expenses and/or costs involved. The Parties will negotiate and mutually agree upon any adjustments to the yield, Specifications, price and delivery schedules as well as charges for re-tooling and/or other costs if warranted by such modifications, provided that if they fail to so agree, Microchip shall not be required to make the requested change or modification and Everspin shall have the right to terminate the Agreement.
4.7    Risk Starts. After Microchip has provided Everspin with a reasonable number of Wafers for Qualification of the Product, Everspin may request that Microchip provide Risk Start Wafers upon receipt of a binding order from Everspin to buy such Risk Start Wafers at mutually agreed upon prices. Notwithstanding anything to the contrary, Microchip’s only obligation with respect to such Risk Start Wafers will be to process them according to and within previously agreed upon process specifications and tolerances. Except as set forth in this Section 4.7, all Risk Start Wafers are provided strictly “as is,” with no indemnity or warranties, either expressed or implied, including without limitation any implied warranties of merchantability, non-infringement and fitness for use, and, notwithstanding anything to the contrary in this Agreement, Microchip shall have no liability of any kind relating to any Risk Start Wafers.
4.8    Inspections. At Everspin’s request, Microchip will allow and assist Everspin to perform an inspection of Microchip’s manufacturing facility for Production Goods under an appropriate NDA at a mutually agreed to time. Everspin’s representatives shall be allowed to visit Microchip’s manufacturing facility for Production Goods during normal working hours upon reasonable notice to Microchip for all quarterly review meetings, quality and contract compliance audits. Such representatives will comply with Microchip’s normal working rules and regulations provided in advance, including, without limitation, rules related to confidentiality or safety. In no event will Microchip be required to give Everspin access to areas that contain Microchip or third-party confidential information.
4.9    Quality Assurance and Inspection Rights. Microchip agrees to provide and maintain a quality control system to an industry recognized Quality Standard. Microchip will allow Everspin access to its facilities (and its subcontractors’) to confirm such conformance; however, these tours need to be scheduled and approved by Microchip prior to the visit, subject to 45 days’ prior notice to Microchip, and subject to Microchip’s procedures and rules (provided in advance) for such visits (including signing a Microchip NDA).
4.10    OSAT IQA Support. Microchip agrees to provide reasonable technical and operational resources to support the resolution of any Incoming Quality Assurance (“IQA”) issues identified at Everspin’s outsourced semiconductor assembly and test provider(s) (“OSAT(s)”).
4.11    Process Control Information. Microchip will provide Everspin with mutually agreed upon Statistical Process Control (SPC) data with only Everspin data on a weekly basis.
4.12    Reporting. Daily, Microchip will provide Everspin with a WIP report and lot run order at critical operations consistent with the reports currently generated by Fab 4 (the “Wafer Data”). On a quarterly basis, Microchip shall provide Everspin with data regarding capacity (both starts & output),

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cycle time, line yield, line yield loss pareto, and both inventory and planned usage rate for the Everspin Materials.
4.13    Yield Improvements. The Parties will use commercially reasonable efforts to work together to improve yields from the baseline established from the first production lots. For each Product: (a) after the first 10 wafer lots (minimum 200 wafers) the yield target is set based on the average yield of those lots, or if 200 wafers are not shipped in the first 6 months of production, then the average yield of the lots shipped in the first 6 months of production (the “Yield Target”). The Yield Target calculation will exclude abnormal lot yield; (b) the Yield Target will be re-calculated and updated per Product once per year based on the yield results (continuous yield feedback by Everspin and notification of yield feedback within three months of the delivery date, compatible for electronic data processing as category map, with analog map data on request) for all accepted wafers during this 12 months period. If the production volume for a Product is less than 400 wafers in the last 12 months, the Yield Target will be calculated based on the last 400 wafers; (c) Everspin will inform Microchip of wafers exhibiting unexpectedly low yields. Individual wafers with a wafer yield after probing that is less than 65% of the Target Yield will be eligible for RMA (Return Material Authorization). There shall be no lot based RMA criteria.
4.13.1    Everspin shall provide Microchip with current yield information, and Microchip shall use commercially reasonable efforts to pursue continuous improvement initiatives intended to meet or exceed such yield targets.
4.13.2    An “Yield Failure” shall be deemed to occur if average yield in any six (6) month period is less than the Yield Target for the applicable Product. Upon the occurrence of a Yield Failure, Microchip shall promptly investigate the cause of the nonconformities and provide Everspin with a written report of its findings, including root cause analysis, within a commercially reasonable period of time. If a Yield Failure is confirmed, Microchip shall, at its sole cost and expense: (i) develop and implement a corrective action plan reasonably acceptable to Everspin to eliminate the root cause of the Yield Failure; and (ii) take such additional remedial actions as are reasonable and necessary to prevent recurrence, including process changes, enhanced testing, requalification, or personnel retraining. Microchip shall provide Everspin with periodic written updates, in intervals reasonably requested by Everspin, detailing Microchip’s corrective action progress, implementation status, and verification/validation results.
4.14    Customer Corrective Actions. During the term of this Agreement, Microchip will offer to provide reasonable and appropriate engineering support for customer corrective action requests and physical failure analysis, process qualifications. In the event Everspin has issues with product qualification, Microchip will provide reasonable and appropriate assistance for product qualification as follows – if Everspin performs an electrical failure analysis to identify an area of interest, Microchip will perform a cross section of the suspected structure causing the issue as well as an EDX elemental analysis. All support requested beyond this level of support will be provided under Microchip’s then current prices and terms for such support. The price for support is $2,000 per person day; subject to change upon no less than 12 months’ notice, and any increase shall not exceed 5%.
4.15    Routine Package Monitor Failure support. Microchip agrees to provide reasonable investigation support for any Early Life Failure Rate (“ELFR”), High-Temperature Operating Life (“HTOL”), or any other package-level failures identified by Everspin through its periodic monitoring activities.

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4.16    Subcontracting. Except for mask making services, Microchip shall not outsource or subcontract the manufacture of Goods to any third party without Everspin’s prior written approval on a case- by-case basis which shall not be unreasonably withheld or delayed.
4.17    Electromigration Report. No more than once per calendar year, Microchip shall provide to Everspin an electromigration (EM) report relating to Microchip’s internal technology that utilizes the same copper back-end-of-line (BEOL) process node as the process used by Everspin.
4.18    Cycle Time. Microchip shall use its best efforts to maintain a cycle time of three (3) days or less per masking layer. In the event that performance falls below this target for a calendar quarter, Microchip shall promptly initiate continuous improvement programs designed to meet or exceed such cycle time.
4.19    Records Retention. Microchip shall retain all manufacturing, process, quality, test, traceability, and other records related to wafer lots produced under this Agreement in accordance with specification SPI-50079-001. Microchip shall retain all wafer lot–related information for a minimum period of ten (10) years from the date of wafer lot completion, or such longer period as may be required by SPI-50079-001 or applicable law, whichever is greater. Such records shall be maintained in a secure and retrievable manner and made available to Everspin upon reasonable request.
5.    FORECASTS & ORDERING
5.1    Capacity Support Plan. Subject to procurement of the Everspin Tooling, delivery of the Everspin Tooling to Microchip, purchase of any additional tooling by Microchip, hiring of necessary personnel, and payment of the Other Everspin Costs, Microchip agrees to provide sufficient resources, including but not limited to personnel, water, power and materials, to support the wafer starts needed (based on agreed upon line yield) to support the following wafer out levels in Fab 4:
5.1.1    Up to 3900 wafers per quarter (“WPQ”) if forecasted in the Forecast at least six (6) months prior to the issuance of the applicable purchase order, which levels the Parties anticipate will commence approximately (18) months from the Effective Date for Toggle and Sensor flows, and 30 months from the Effective Date for STT;
5.2    Take or Pay
5.2.1    Ramp up Period. Everspin shall be responsible for the following minimum Product purchases during the Ramp up Period (the “Take or Pay”) during each calendar quarter:
5.2.1.1    Month 18 (after the Effective Date): A run rate of 200 wafers per quarter or $204,828/quarter
5.2.1.2    Month 24-30 (or 6 months after the qualification of the first product): A run rate of 600 wafers per quarter or $614,484/quarter
5.2.1.3    Month 30 (or 12 months after the qualification of the first product) and onward: A run rate of 1300 wafers per quarter or based on the pricing set forth in Section 6.1.1, $1,331,382/quarter
5.2.1.4    Two years after Month 30: A run rate of 1300 wafers per quarter or based on the pricing set forth in Section 6.1.1, $1,238,900 per quarter.

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5.2.2    In the event Everspin fails to purchase the Take or Pay amounts set forth above, it shall pay Microchip the shortfall in cash within forty-five days after the end of the quarter in which the shortfall occurred.
5.3    Forecasts. During the first week of each calendar month, Everspin shall issue a rolling twelve (12) month forecast (“Forecast”) consistent with its Take or Pay obligations that sets forth Everspin’s good faith estimate of its requirements over the twelve (12) months starting three months from the month in which the forecast is issued, the first six (6) months of shall be a commitment from Everspin to issue purchase orders for and purchase the quantities forecasted (“Binding Forecast”). The quantities shall be broken down on a weekly basis for the first three months of the forecast, and on a monthly basis for the remaining months of the forecast.
5.4    Purchase Orders.
5.4.1    Everspin shall issue purchase orders for Goods and Services to Microchip with delivery dates that account for Lead Time (“Within the Lead Time”) and meet Everspin’s Take or Pay obligations. Microchip shall accept any purchase orders for Production Goods submitted by Everspin, provided such purchase orders are consistent with Capacity Support Guarantee, are generally linear in volumes, are within the Lead Times, and are cumulatively no greater than the Capacity Support Guarantee.
5.4.2    Everspin may place purchase order in excess of the volumes of Products set forth in the then-current Binding Forecast and within the Capacity Support Plan, and Microchip will use commercially reasonable efforts to manufacture such additional amounts to the extent feasible. All purchase orders shall be in writing. Placing a purchase order is a binding commitment by Everspin to purchase Goods in the quantities set forth in the purchase order.
5.4.3    Everspin may request a change to the Product Mix in a given purchase order for Production Goods Within the Lead Time, provided that such Production Goods are fabricated using the same process, and use the same number of mask layers/steps, which request shall not be unreasonably denied by Microchip.
5.4.4    All Purchase Orders and other amounts due under this Agreement are NCNR (Non-Cancelable/Non-Returnable) except as provided for in this Agreement. In the event an accepted purchase order is terminated by Everspin, Everspin shall pay Microchip the full price of the cancelled order as compensation for work in process and Microchip’s loss of capacity.
5.5    Modifications to Orders
5.5.1    Holds. Everspin may request that Microchip place Goods ordered on hold in the fab. Such rescheduling may not extend for more than 120 days from the originally scheduled delivery date unless otherwise agreed by the Parties. Everspin will pay a pro-rata amount and reasonable storage costs (currently $102.41 per lot per additional month) for any Product lot Everspin placed on hold unless such hold is requested by Everspin due to a non-conformance based on Microchip’s misprocessing of wafers or processing of too few or too many wafers.
5.5.2    Push Outs. Everspin may push out the delivery date for a Purchase Order by a maximum of six (6) months per request, and Purchase Orders can be pushed out a maximum of two (2) times. Push outs must be requested prior to wafer start. The new requested delivery date shall be no

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earlier than the push out date plus the later of (a) the then prevailing 3 month trailing average lead time for Products; and (b) Lead Times quoted by Microchip for Products.
5.5.3    The push outs and holds set forth above shall not reduce Everspin’s take or pay obligations for any given calendar quarter.
5.6    Expedited Processing. Everspin may request expedited processing of certain Production Goods. Microchip will use commercially reasonable efforts to accommodate Everspin’s expedited order, provided such expedited orders shall be subject to Microchip’s pricing adder for expedited lots (current premiums are 50% for Hot Lot Status and 100% for Handy Carry Status). As part of this Agreement, Microchip will offer two standard Hot Lots per quarter at no additional charge for Everspin to use as needed.
5.7    Microchip will notify Everspin of its acceptance, rejection or modification of a purchase order within 2 business days of receipt. If modifications proposed by Microchip are unacceptable to Everspin, the Parties shall negotiate in good faith to resolve the matter. Other than quantities ordered and shipping address, no acceptance of a purchase order shall constitute acceptance of any terms contained therein, and purchase orders shall be null and void as to those additional terms. In the event of any conflicts between a purchase order or acceptance, and the terms of this Agreement, the terms of this Agreement shall control.
5.8    Microchip shall promptly notify Everspin in writing of any anticipated delays. In the case of any constraints in manufacturing capacity, Microchip will allocate to Everspin its proportionate share of capacity based on such share prior to the constraint.
5.9    Manufacturing Starts. For any Production Goods, Microchip will use reasonable efforts to start manufacturing the quantities specified in Microchip’s acceptance of a purchase order, but Microchip will not be liable for any loss or damage Everspin may suffer in connection with Microchip’s failure to start manufacturing or to deliver the quantities specified in Microchip’s acceptance so long as Microchip used commercially reasonable efforts to meet these obligations. Microchip will give Everspin as much notice as is reasonably possible of a change in delivery schedule. Microchip will not be liable for any loss or damage Everspin may suffer due to any changed or missed delivery times, shipment dates, or Service-performance schedules. If Microchip does not deliver Production Goods by the original delivery date in 90% of the Orders in a calendar quarter, then Microchip shall promptly investigate the cause of the delays and provide Everspin with a written report of its findings, including root cause analysis, within a commercially reasonable period. If a common cause is discovered, Microchip shall, at its sole cost and expense: (i) develop and implement a corrective action plan reasonably acceptable to Everspin to eliminate the root cause of the delay; and (ii) take such additional remedial actions as are reasonably necessary to prevent recurrence. Microchip shall provide Everspin with periodic written updates, in intervals reasonably requested by Everspin, detailing Microchip’s corrective action progress, implementation status, and verification/validation results.
5.10    Quantities Charged.
5.10.1    Pre-Production Goods. With respect to any Pre-Production Goods, unless otherwise expressly provided in the Quote or Acknowledgement, Microchip may charge, and Everspin will accept and pay, for the entire quantity specified in the Acknowledgement even if Microchip delivers up to 10% less than the specified quantity.

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5.10.2    Production Goods. With respect to any Production Goods, Everspin expressly acknowledges that Microchip may need to start manufacturing more than the number of wafers specified in an Acknowledgement to deliver the Goods’ quantities specified in it. Accordingly, for Production Goods, Microchip may deliver and charge, and Everspin will accept and pay, the price stated in the Acknowledgement or invoice, for up to an additional five percent (5%) of the quantities specified in the Acknowledgement. The extended price or the amount Microchip may charge for Production Goods will be the unit price multiplied by the quantity actually delivered, in addition to other charges specified in the Quote or Acknowledgement (before taxes, duties, and other governmental assessments).
5.11    Lot Size. Unless otherwise agreed in writing by Microchip, the nominal production lot size shall be twenty-five (25) wafers, and Everspin orders shall generally be placed in increments of twenty-five (25) 8-inch wafers. Notwithstanding the foregoing, a production lot shall not be deemed non-conforming solely because it contains fewer than twenty-five (25) wafers due to normal line yield losses or operational variances within the feeding CMOS fabrication process. In addition, Microchip shall accept and process production wafer lots of fewer than twenty-five (25) wafers, including lots of approximately ten (10) to twelve (12) wafers received from specific customers; provided that such reduced-size lots shall not exceed ten percent (10%) of the total wafer volume processed under this Agreement during the applicable measurement period. No staged wafer runs shall be permitted for any production following Qualification. Microchip reserves the right to deliver the Goods in installments, and the provisions of this Agreement shall apply to all such installments.
6.    DELIVERY, PRICING AND PAYMENT
6.1    Prices
6.1.1    Pricing for Production Goods for Production Products will be set at $1024.14/wafer for the first 1300 wafers delivered in a given quarter, and $953/wafer for quantities in excess of 1300 wafers delivered in a given quarter. Two years after the first quarter during which Everspin commences ordering 1300 wafers per quarter, the pricing will be set at $953/wafer for all quantities.
6.1.2    The price for STT short-flow processing of an eight (8) photomask layer, twelve (12) wafer lot shall be USD $870.52 per wafer.
6.1.3    Engineering wafers for the first two (2) Product designs using the first process flow (or a flow with reduced steps) to be qualified at Microchip will be offered at the production prices set forth in Section 6.1.1 above, and engineering wafers prices for subsequent designs or using other process flows will have a 20% adder to the price for Production Goods.
6.1.4    Except as set forth above, the prices of Goods and Services are as stated in the applicable Quote, acknowledgement or invoice which shall be consistent with any pricing agreed to by the Parties in writing. But with respect to any Goods or Services whose Delivery Date is at least 90 days after the applicable Microchip Quote’s date, if their price is stated in a currency other than U.S. Dollars (“Non-USD Price”), the price will be subject to adjustment for currency fluctuations. In that case, Microchip may review the Non-USD Price before the applicable Delivery Date to determine whether the Monthly Average Prevailing Exchange Rate has fluctuated at least +/- 5% from the closing exchange rate published on the Currency-Converter Site (www.oanda.com (or its successor URL)) on the date of the applicable Microchip quote. Microchip may adjust the Non-USD Price based upon its determination of the extent of the currency fluctuation.

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6.1.5    Taxes, duties, and other government assessments are Everspin’s responsibility and will be added to the price of the Goods or Services in the invoice. Everspin may not offset any amounts owed by Microchip against any amount Everspin owes under this Agreement.
6.1.6    Pricing.
6.1.6.1    Wafer pricing shall be reviewed annually, effective January 1 of each calendar year, and shall set the applicable wafer pricing for such year. Microchip can increase prices at such annual review in the event of a documented change (subject to third party audit, at Everspin’s expense, for the specific driver of such price increase) in Microchip’s costs related to the fabrication of Goods or provision of Services
6.1.6.2    Microchip reserves the right, upon written notice, to adjust wafer pricing at any time outside of the annual review period, upon ten (10) days notice to Everspin, in the event of a sudden and significant increase in raw material or manufacturing costs. At Everspin’s expense, a third party audit of the specific driver for such a price increase can be requested. A price increase of this type of more than 15% will trigger a management meeting and good faith negotiation. In the event of an increase in price, the Take or Pay amounts in Section 5.2 shall also be increased accordingly based on the new pricing and the run rates set forth in Section 5.2.
6.2    Title, Risk, And Delivery. Delivery is EXW Microchip’s or its Affiliate’s shipping point (Incoterms 2010). Everspin bears the risk of loss or damage to the Goods, and title to the Goods shall pass to Everspin, when Microchip or its Affiliate places the Goods for Everspin’s disposal at that shipping point.
6.3    Payment. Microchip shall invoice Everspin for all completed Goods shipments or Purchase Orders. Payments will be made in U.S. dollars to Microchip no later than net thirty (30) days after the date such invoice is received. Overdue payments based on an accurate invoice shall be subject to finance charges computed at a periodic rate (to the extent permitted by law) of 1% per month (12% per year). Unless otherwise stated in the Quote or Acknowledgement, for Pilot lots or Engineering lots, Microchip will invoice Everspin the charges of any such lot in full at the time of shipment of the first wafer from the lot. Despite anything to the contrary in the Agreement, Microchip will not provide Everspin with a refund or credit of any type for wafers in Engineering lots or Pilot lots Microchip delivers to Everspin. Payment is due regardless of performance or outcome of Everspin testing, but payment will not affect Everspin’s right to perform testing as set forth in this Agreement.
6.4    If in the reasonable and good faith reasonable judgment of Microchip, the financial condition of the Everspin has degraded at any time and as such does not justify continuation of Production or shipment on the terms of payment specified above, Microchip may require full or partial payment in advance on any future orders. If Everspin fails to pay an amount, Microchip may suspend deliveries of Products without incurring any liabilities whatsoever to the Everspin until such amount is paid, unless Everspin has a good faith basis for disputing the amount due. In the event of the bankruptcy or declared insolvency of Everspin or in the event any proceeding is brought by or against Everspin under bankruptcy or insolvency laws, which is not dismissed within sixty (60) days, Microchip shall be entitled to cancel any order then outstanding, without waiving its claim for damage or other remedies.
6.5    Packing, Marking and Shipment. Microchip shall pack and mark Goods in accordance with Microchip’s standard packing and marking procedures.
6.6    Compliance with Laws

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6.6.1    Microchip warrants that it is and during the Term of this Agreement shall remain in compliance with all laws, rules, regulations, ordinances of any and all jurisdictions in which Microchip manufactures Goods, without limitation, all laws, rules, regulations, and ordinances relating to environmental protection, worker health and workplace safety, fair labor and employment, child labor, human rights and race and gender discrimination, bribery and corruption prevention, conflict minerals, trade compliance (including all import/export laws and C-TPAT)(collectively, the “Applicable Laws”). Additionally, and to the extent not provided for under the Applicable Laws, Microchip warrants that in manufacturing Product under this Agreement, it shall not engage in labor practices that would be considered to be improper under the UN Global Compact, including, without limitation, engaging in slave labor or labor involving the use of children under the age of sixteen (16). Microchip further warrants that Microchip will not discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, national origin, age, or disability or any other status protected by the Applicable Laws.
6.6.2    Not in limitation of, but in addition to the foregoing, Microchip warrants, on behalf of itself and any Affiliate that it and they will refrain from engaging in any corruption, extortion or embezzlement, in any form. Microchip , on behalf of itself and any Affiliate agrees (i) to comply with all applicable anti-corruption laws and regulations of the countries in which it operates, including, but not limited to, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) not to offer or accept bribes or employ other means to obtain an undue or improper advantage; (iii) not to offer or accept bribes, kickbacks, facilitating payments and similar payments to government officials or to Everspin employees or agents acting on Everspin’s behalf; (iv) when business meals or entertainment are appropriate to further business relationships, to refrain from those meals or forms of entertainment that might be considered extravagant in nature.
6.6.3    Not in limitation of, but in addition to the foregoing, Microchip warrants and agrees not to use in the Goods minerals and metallic ores that (i) directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (DRC) or adjoining countries or (ii) originated in any country that is, or whose government is, the target of countywide sanctions imposed by any U.S. government sanctions authority (which countries are currently Cuba, Iran, North Korea, Sudan and Syria). In addition, Microchip shall use reasonable commercial efforts to whenever possible source conflict minerals from sources that are certified as conflict free by an independent third party (such as the Conflict Free Smelter Initiative Conflict Free Smelter list). In each case, the terms contained in this Section 6.6.3 shall have the meanings contained in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD adopted pursuant to that Rule, as they may be amended from time to time and interpreted by the U.S. Securities and Exchange Commission. Everspin may audit for compliance with this Section via desktop audit of Microchip’s documentation available on Microchip’s dedicated conflict minerals webpage or by reviewing the same documents at Microchip’s corporate headquarters in Chandler, Arizona. Everspin may review Microchip’s conflict-mineral-related documentation posted on Microchip’s dedicated conflict minerals webpage at Microchip.com or its successor URL.
7.    WARRANTY, INSPECTION AND TESTING
7.1    Inspection And Acceptance. Microchip will only ship Production Goods that (a) meet the Specifications and (b) are in accordance with the quantities set forth in purchase orders issued by Everspin or any of its subsidiaries. Everspin will undertake acceptance testing within twenty-eight (28) business days of Everspin’s receipt of Goods. Goods are deemed to be accepted by Everspin unless Everspin provides Microchip written notice to the contrary specifying the non-conformance within

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twenty-eight (28) business days of Everspin’s receipt of Goods. Microchip may impose charges to reimburse it for its costs if Everspin’s claim is unsupported. No Goods may be returned to Microchip unless Everspin has first received and complied with Microchip’s return material authorization number and instructions (“RMA”), which will not be unreasonably withheld.
7.2    Goods Warranty.
7.2.1    Warranty. For a one-hundred-twenty-day period from the delivery date (“Foundry Goods Warranty Period”), Microchip warrants to Everspin that Production Goods (a) will be processed using the Masks (or duplicates of them) which were used for qualification, (b) will comply with the Specifications, and (c) will meet Microchip’s then-current general outgoing visual-inspection specification (“Goods Warranty”). Production Goods will be deemed to be in compliance with subsection (b) if their electrical performance or characteristics are within the applicable tolerances or other applicable criteria specified in the WAT.
7.2.2    Remedies; Conditions. Production Goods not conforming to the Goods Warranty (“Deficient Goods”) and returned to Microchip within the Foundry Goods Warranty Period will be eligible for replacement or credit as follows. To obtain a remedy for Deficient Goods, the following conditions must be met: (1) Everspin must notify Microchip in writing promptly on discovery of the failure to meet the Goods Warranty with reasonable detail within the Foundry Goods Warranty Period, and must request and receive from Microchip an RMA number before returning any Deficient Goods; (2) at Everspin’s risk and expense, Everspin must return Deficient Goods (or if mutually agreed, a sampling thereof) to Microchip with the return carton postmarked within 60 days of Microchip’s RMA issue date; (3) the Deficient Goods must be returned in their original condition; and (4) Microchip confirms the returned Goods fail to meet the Goods Warranty and not attributable to a Disqualifying Event (as defined below). If all of these conditions are met, Microchip, at its sole option, will (i) either replace the Deficient Goods or credit Everspin’s account for the amount Everspin paid Microchip for them; and, (ii) reimburse Everspin’s reasonable shipping costs for return of the Deficient Goods by one of the following ways, at Microchip’s discretion: crediting Everspin’s account; or providing additional Goods with a value equivalent to those costs. The warranty period for any replacement Goods will be the balance of the Foundry Goods Warranty Period for the original Goods remaining from the date Microchip received notice of the warranty claim from Everspin, but in no event will the replacement Goods’ warranty period be less than 30 business days from the date of their delivery to Everspin. If the Parties agree to the return of only a sampling of the Deficient Goods, then Everspin will promptly destroy the remaining Deficient Goods.
7.3    SERVICES WARRANTY
7.3.1    Warranty. With respect to any Services invoiced to and paid for by Everspin, for a period of 90 days from the date Services are rendered (“Services Warranty Period”), Microchip warrants that such Services will be performed in a good and workmanlike manner. But Microchip does not warrant or promise that any particular problem will be resolved satisfactorily or that any specific result will be obtained.
7.3.2    Remedies; Conditions. For any Services not conforming to this warranty, Microchip will, at its sole option, either re-perform the Services or credit Everspin’s account for the appropriate pro rata amount Everspin paid Microchip for them so long as the following conditions are met: (1) Everspin notifies Microchip during the Services Warranty Period and provides details regarding the deficiency, and (ii) Microchip confirms the claimed deficiency is present and not attributable to a

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Disqualifying Event. Notwithstanding anything to the contrary in this Section 7.3, if Everspin makes a claim under Section 7.2 for any Goods resulting from the performance of the Services, then for those Services, Everspin agrees not to make any claims for such Services under this Section 7.3.
7.4    Exclusions. Notwithstanding anything to the contrary in this Agreement, the warranties set forth in this Agreement (including without limitation, Sections 7.2 and 7.3) do not apply (all collectively “Disqualifying Events”): (1) in cases where Goods have suffered, at the hands of, a party other than Microchip or its agent, misuse, abuse, neglect, alteration, accident, mishandling, repair, operation outside the associated environmental or other specifications, radiation-induced damage, improper installation, improper testing, or the like after shipment; (2) to the extent defect or issue that is the basis of the warranty claim was a result of actions of Everspin, or by an agent of Everspin, in the further processing of the Goods; (3) with respect to any Mask Sets or Pre-Production Goods; (4) to Goods designated as experimental or to be used for development purposes; (5) to Goods not manufactured by Microchip or a related company; (6) to Goods or Services for which claims are being made by anyone other than Everspin; (7) to Goods used, sold, or distributed by Everspin despite failing its tests; (8) to any device or equipment within which Goods are contained or integrated; (9) to any product obtained from an unauthorized third party; (10) to any samples, which are provided as is and with all faults; (11) to Services Microchip has specified in its Quote or Acknowledgement as non-recurring engineering or similar services (“NRE”), which are provided AS IS even if Everspin has paid for the NRE; and (12) to any gratuitous services (excluding refabricating defective Goods returned pursuant to Sections 4.13 and/or 7.2.2) provided by Microchip , including information, assistance, or advice that are not invoiced to and paid for by Everspin hereunder (these services are provided AS IS); (13) to Goods which are based on Partially Processed Wafers and then further processed by Microchip unless the defect was caused by Microchip’s processing of the wafer; and (14) to Goods with any defect or deficiency arising out of or resulting from (i) ordinary wear and tear, (ii) environmental, normal lifetime, or externally-induced degradation, (iii) acts or omissions by entities other than Microchip or its subcontractors engaged in providing the Goods or Services; (iv) design or application; or (v) combination of the Goods with other things. Warranty claims may only be made by Everspin and are not assignable to third parties. Furthermore, Goods are not designed for or intended for use in automotive applications unless specifically designated by Microchip as automotive-grade. Everspin acknowledges and agrees that any such use of Goods which have not been designated automotive grade is solely at Everspin’s risk, and Everspin is solely responsible for compliance with all requirements in connection with such use.
7.5    No Reliance. Everspin acknowledges that the manufacture of the Goods, by its nature, produces a number of units within each batch that may not be in material conformity with the applicable specifications. Everspin is not relying on any statements or information in Microchip’s literature. Everspin will test all parts and applications under extended field and laboratory conditions and (i) to ensure reasonable margins over a range of conditions, including for warranty life, and (ii) to provide guard bands extending beyond normally expected conditions as appropriate. Notwithstanding any cross-reference or statements of compatibility, functionality, interchangeability, and the like. Microchip -provided Goods, circuits, embedded devices and processes may differ from similar Goods, circuits, devices and processes from other vendors in performance, function or operation, or as to matters, ranges, and conditions, not stated in, or that are outside, Microchip’s written specifications. Everspin agrees that Microchip makes no warranties and is not responsible for such things.
7.6    IP Components. If Everspin obtains reusable intellectual property (“IP”) from a vendor that Microchip refers to Everspin, Everspin acknowledges that such referrals are made for Everspin's convenience, and that Microchip is not liable for the performance of such IP or the performance of such vendors. All reusable IP, including, without limitation, that listed in Microchip’s intellectual property

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catalog (if any), and including, without limitation, blocks, libraries, tools, and documentation therefore, may be licensed to Everspin by the individual IP vendors. For clarity, Microchip does not license any third party IP. Everspin agrees that it is its responsibility to obtain the appropriate license from the individual IP vendors. IN ANY EVENT, MICROCHIP MAKES NO WARRANTY IN CONNECTION WITH ANY REUSABLE IP, INCLUDING, WITHOUT LIMITATION, ANY MICROCHIP-OWNED REUSABLE IP. Everspin is not relying on any statements or information provided by Microchip in connection with such IP. Everspin will fully verify all IP, as appropriate, and be responsible to ensure that such IP is compatible and suitable for Everspin's intended purpose and applications.
7.7    Exclusive Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MICROCHIP EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, REGARDING ANY GOODS OR SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, MICROCHIP MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO ANY GOODS USED IN UNSUPPORTED USES AS LISTED IN SECTION 9.4 (SAFETY). WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, MICROCHIP DOES NOT PROVIDE ANY WARRANTIES REGARDING YIELD IN CONNECTION WITH ANY GOODS OR SERVICES. UPON THE EXPIRATION OF THE APPLICABLE WARRANTY PERIOD, ALL WARRANTY LIABILITY TERMINATES. THIS SECTION 7 CONSTITUTES EVERSPIN’S SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF THESE WARRANTIES IN THIS SECTION 7. MICROCHIP WILL HAVE A REASONABLE TIME TO PROVIDE A REMEDY. THESE WARRANTIES CANNOT BE EXPANDED EXCEPT IN A WRITING EXECUTED BY AN AUTHORIZED OFFICER OF MICROCHIP. VERBAL REPRESENTATIONS AND TECHNICAL ASSISTANCE WILL NOT EXPAND THESE WARRANTIES.
8.    INDEMNIFICATION
8.1    Everspin Indemnities.
8.1.1    Everspin will defend or settle, at its expense, and pay any final damages awarded pursuant to, any claim or action against Microchip to the extent the claim or action alleges infringement or misappropriation of any patent, trademark, copyright, mask work right, trade secret, or other intellectual property right of a third party in connection with (i) Microchip’s compliance with Technical Information provided by or on behalf of Everspin, or implementation of, Everspin Technology in accordance with this Agreement, including, without limitation, any that has become, or otherwise used in, the Specifications; or (ii) Microchip’s use, in accordance with this Agreement, of any Partially Processed Wafers to the extent the claim is based on the Partially Processed Wafer as delivered to Microchip, (iii) to the extent the claim is based on any processing of Wafers or Goods by a party other than Microchip after they are processed by Microchip; or (iv) design, architecture, functionality or specifications of any Product, or any related technology, process, process flows, tooling, equipment or other materials that Everspin provides to Microchip; or (v) Everspin’s or a third-party’s use or sale of the Goods or any products in which the Goods are incorporated, except to the extent such claim is an Infringement Claim subject to Section 8.2. Any claim or action described in this paragraph is referred to as a "Microchip Claim."
8.1.2    In case any Goods, or their manufacture using Everspin-issued Technical Information or other design, design, architecture, functionality or specifications of any Product, or any

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related technology, process, process flows, including, without limitation, any that has become, or otherwise used in, the Specifications, are the subject matter of any intellectual property infringement or misappropriation dispute, Everspin may direct Microchip to stop their production. In such cases, Everspin will pay (i) the purchase price for all finished Goods, (ii) a pro-rata portion of the purchase price for work-in-process, and (iii) cost of committed materials.
8.1.3    If Everspin, its employees, customers, agents or subcontractors (collectively, “Everspin Party”) enter Microchip’s premises, Everspin will defend and/or settle, at its expense, and pay any final damages awarded pursuant to, any for personal injury or property damage claim or action against Microchip arising out of or resulting from any Everspin Party’s negligence or willful misconduct.
8.1.4    In addition, Everspin will defend or settle, at its expense, and pay any final damages awarded pursuant to, any third party claim or action against Microchip to the extent the claim or action alleges that the Products as sold by Everspin caused bodily injury or damage to property as used in (i) missile, biological, nuclear, or chemical weapons systems; (ii) air traffic control; (iii) Medical Products(iv) aviation safety or automotive safety (e.g., automotive brake or airbag systems) products, (v) products designed specifically for military uses; and/or (v) satellite or other outer space based systems. For purposes of this Section, the term “Medical Products” means those medical, lifesaving or life support device or system whose malfunction or failure to perform may result in significant injury or death to the user. With respect defense obligations under this Section, Everspin and Microchip agree to comply with the process provided in Section 8.3 below.
8.2    Microchip Indemnification.
8.2.1    Except as provided for in the immediately previous section and subject to Sections 8.2.2 and 9 below, Microchip shall defend or settle, at its expense, and pay any final damages awarded pursuant to, any third party suit or proceeding against Everspin to the extent it alleges that any (a) Microchip Process Technology used by Microchip to process Production Goods, or (b) technology used by Microchip or its subcontractors to manufacture masks for Production Goods, directly infringes any valid European Union and/or United States patent or copyright (“Infringement Claim”).
8.2.2    Microchip will not be responsible for infringement to the extent resulting from (i) anything not manufactured by or on behalf of Microchip, (ii) any modifications not made by Microchip, (iii) any combination with things or materials not furnished by Microchip where, but for such combination, the infringement would not have occurred, (iv) claims partially or fully based on Microchip’s use of Partially Processed Wafers as delivered to Microchip, (v) to the extent based on any processing of Wafers or Goods by a party other than Microchip after they are processed by Microchip; or (vi) Microchip’s compliance with standards issued by any public or private standards body, and the alleged infringement would not have occurred but for such standard, or (b) for any claim due to any Technical Information provided by or on behalf of Everspin, or Microchip’s use of, or compliance with, such Everspin Technical Information.
8.2.3    If Microchip, its employees, customers, agents or subcontractors (collectively, “Microchip Party”) enter Everspin’s premises, Microchip will indemnify Everspin from any loss, liability, cost, expense, or damage in connection with any claim or action for personal injury or property damage arising out of or resulting from any Microchip Party’s negligence or willful misconduct.

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8.3    Cooperation. Microchip and Everspin will cooperate in connection with any issue raised with respect to intellectual property rights of third parties relating to Goods and/or Services under this Agreement.
8.4    Indemnification Process. The Party seeking indemnity hereunder (the “Indemnitee”) shall (i) give the indemnifying Party (the “Indemnitor”) prompt written notice, (ii) give the Indemnitor exclusive control of the defense of the claim, including the right to select counsel, (iii) not make any admission, compromise, or representation with respect to the merits or defense of the claim, or accept or settle the claim, and (iv) give the Indemnitor, at the Indemnitor’s expense, all needed information, assistance, and authority. The Indemnitor will not enter into any settlement agreement on behalf of the Indemnitee unless that settlement agreement contains a full and complete release of the Indemnitee and does not require the Indemnitee to perform any obligations in the future.
9.    LIMITATION OF LIABILITY
9.1    General. IN NO EVENT, WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, REPRESENTATION, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), STRICT LIABILITY, INDEMNITY, CONTRIBUTION OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE, COST, OR EXPENSE OF ANY KIND WHATSOEVER OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWSOEVER CAUSED, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THEIR POSSIBILITY OR THEY ARE FORESEEABLE.
9.2    Aggregate Limit of Liability. SUBJECT TO SECTION 9.3, EACH PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MANUFACTURE, OR USE, OF ANY GOODS OR SERVICES, WHETHER THE CLAIMS ARE BASED IN CONTRACT, WARRANTY, REPRESENTATION, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), STRICT LIABILITY, INDEMNITY, CONTRIBUTION, OR OTHERWISE, WILL NOT EXCEED THE PRICE EVERSPIN PAID, OR RIGHTFULLY OWED IN THE CASE OF AMOUNTS OWED BY EVERSPIN, TO MICROCHIP FOR THE GOODS OR SERVICES THAT GAVE RISE TO THE CLAIM DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE CLAIM.
9.3    Exceptions. NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS THE LIABILITY OF EITHER PARTY FOR (A) DEATH OR BODILY INJURY ARISING FROM NEGLIGENCE OR ANY OTHER LIABILITY NOT EXCLUDABLE BY LAW; (B) A PARTY’S BREACH OF CONFIDENTIALITY; (C) A PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR (D) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
9.4    Safety. GOODS AND SERVICES ARE NOT SPECIFICALLY MANUFACTURED OR DESIGNED FOR USE IN LIFE SUPPORT, SAFETY EQUIPMENT, OR OTHER APPLICATIONS WHERE MALFUNCTION CAN RESULT IN BODILY INJURY OR DEATH, OR USE IN: (I) MISSILE, BIOLOGICAL, NUCLEAR, OR CHEMICAL WEAPONS SYSTEMS; (II) AIR TRAFFIC CONTROL; (III) MILITARY USE; (IV) AVIATION, AUTOMOTIVE OR MEDICAL, AND/OR (V) SATELLITE OR OTHER OUTER SPACE BASED SYSTEMS. EVERSPIN’S USE OR SALE OF GOODS OR SERVICES FOR SUCH APPLICATIONS IS AT ITS OWN RISK.

339947756 v1

9.5    Everspin Responsibility. Everspin is solely responsible for any product or process using or incorporating the Goods, testing the Goods and determining the suitability for Everspin’s purpose, and determining whether products or systems using the Goods infringe third party intellectual property rights.
9.6    Allocation of Risk. The allocation of risk contained in this Agreement is reflected in the price of the Goods or Services, and is reasonable in all the circumstances having regard to all relevant factors, including, without limitation, the Parties’ bargaining positions.
10.    TERM AND TERMINATION
10.1    Term. The term of this Agreement shall expire ten (10) years from the Effective Date, and shall automatically renew for additional two (2) year periods unless either Party notifies the other Party of its intent not to renew at least two (2) years prior to the intended termination date.
10.2    Termination.
10.2.1    This Agreement may be terminated by a Party in the event of any material breach of this Agreement by the other Party upon written notice that is not curable, or is cured within sixty (60) days after delivery of written notice describing such breach. This Agreement may be terminated immediately upon delivery of further written notice of termination from the non- breaching Party to the breaching Party.
10.2.2    This Agreement may be terminated by a Party upon written notice in the event the other Party acquires, or is acquired by, a Competitor of the terminating Party (“Competitive Event”). A Competitor of Everspin shall be any entity that designs and sells discrete or embedded MRAM. A Competitor of Microchip is any entity that is an embedded solutions provider.
10.3    In the event of the expiration or termination of this Agreement for breach or upon a Competitive Event, the Parties agree to a Last Time Buy procedure as follows: (a) during the period six (6) months following the expiration or termination of this Agreement, Everspin may place additional Purchase Orders for quantities of Production Goods for Products in production at the time, up to the Capacity Support Guarantee volumes in effect at the time of termination or expiration. Everspin may schedule deliveries of such Products during the 12 month period after the expiration or termination of this Agreement. This provision shall not apply to termination of this Agreement pursuant to Section 10.2.2 above.
10.4    Either Party shall also have the right to terminate this Agreement forthwith by giving written notice of termination to the other Party at any time, upon or after:
10.4.1    the filing by such other Party of a petition in bankruptcy or insolvency;
10.4.2    any adjudication that such other Party is bankrupt or insolvent;
10.4.3    the filing by such other Party of any legal action or document seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;
10.4.4    the appointment of a receiver or bankruptcy trustee for all or substantially all of the property of such other Party;

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10.4.5    the making by such other party of any general assignment for the benefit of creditors; or
10.4.6    the institution of any proceedings for the liquidation or winding up of such other Party’s business or for the termination of its corporate charter.
10.5    Upon termination of this Agreement for cause by Microchip under Sections 10.2, 10.3 or 10.4, Microchip will be entitled to cancellation charges for finished Goods and work in process, which it commenced to reasonably meet the delivery schedule, as well as to quantity price adjustments reflecting volume pricing quoted for quantities ordered but cancelled due to Everspin’s default, and all costs, direct and indirect, incurred or committed, plus prorated anticipated profits. Continued shipment of Goods after Everspin’s default will not constitute a waiver of Microchip’s rights or remedies. In the event Services are terminated by Microchip pursuant to Sections 10.2, or 10.4, Everspin shall pay all amounts due, all work in process (for work in process wafers, the amount shall be the full quoted price of the wafer), plus the next milestone). All licenses granted hereunder shall terminate, and all Confidential Information of a Party in the possession of the other Party shall be returned or destroyed. Following such termination, Microchip shall be under no further obligation to supply Goods information, reports, Services, access and/or support under this Agreement.
10.6    Survival of Terms. The provisions of Sections 2.5 (for the period set forth therein), 3.1.3, 6.1.5, 6.3 (for any outstanding amounts), 7.2, 7.4, 7.5, 7.6, 7.7, 8, 9, 10.3, 10.6, 11, 12, and 13 of this Agreement will survive any termination of this Agreement for any reason.
11.    IP OWNERSHIP
11.1    Background IP. Each Party shall own all right, title and interest in any inventions, discoveries, improvements, works of authorship, and any other technology or information (collectively, “Inventions”) developed or acquired before or outside of the activities undertaken pursuant to this Agreement, and associated all Intellectual Property Rights (“Background IP”). For the avoidance of doubt, Everspin Background IP, includes Everspin Technology and all of Everspin’s related intellectual property rights therein.
11.2    Foreground IP. Foreground IP shall include any Inventions created by a Party pursuant to this Agreement, and all associated Intellectual Property Rights. Foreground IP shall be owned as follows: (a) all Foreground IP that constitutes an improvement to Everspin’s design for a Product shall be owned solely by Everspin; and (b) all Foreground IP that is related to process technology or is otherwise not covered by (a) shall be owned solely by Microchip. Microchip and Everspin shall promptly notify each other of any and all Foreground IP as it arises.
11.3    Joint IP. Except as set forth in Section 11.2(a) above, all Inventions that are conceived, created, or reduced to practice by at least one employee or contractor of each of Microchip and Everspin, and all Intellectual Property Rights therein (collectively, (“Joint IP”)), shall be owned as follows: (a) all Joint IP that constitutes an improvement to Everspin’s design for a Product shall be owned solely by Everspin; and (b) all Joint IP that is related to process technology or is otherwise not covered by (a) shall be owned solely by Microchip. Microchip and Everspin shall promptly notify each other of any and all Joint IP as it arises.
11.4    Each Party agrees to assign and hereby irrevocably assigns, transfers, and conveys to the other Party all right, title and interest in and to the Foreground IP covered by Section 11.2 above, and/or Joint IP in accordance with Section 11.3 above (“Assignable IP”). Each Party agrees that they will, at the

339947756 v1

other Party’s request and expense, execute any and all applications for U.S. and foreign patents, copyrights or other rights and otherwise provide assistance (including, but not limited to, the execution and delivery of instruments of further assurance or confirmation) to assign the Assignable IP to the other Party, and to permit the other Party to enforce any patents, copyrights or other rights in and to the Assignable IP.
11.5    License to Microchip. Everspin grants Microchip an exclusive, worldwide, perpetual, irrevocable, fully-paid, royalty-free license, including the right to sublicense, under Everspin’s Foreground IP and Everspin owned Joint IP to make, have made, use, sell, offer for sale, and import products other than MRAM and TMR Sensor Products.
11.6    License to Everspin. Microchip grants Everspin an exclusive, worldwide, perpetual, irrevocable, fully-paid, royalty-free license, including the right to sublicense, under Microchip’s Foreground IP and Microchip owned Joint IP to make, have made, use, sell, offer for sale, and import MRAM and TMR Sensor Products.
12.    CONFIDENTIALITY
12.1    The terms of the Non-Disclosure Agreement dated November 24, 2025 and attached hereto as Exhibit D, are expressly incorporated herein.
12.2    Notwithstanding anything to the contrary in this Agreement or the NDA, neither Party nor its Affiliates shall be limited or restricted with respect to any manufacturing processes, flows, recipes, manufacturing, fabrication, assembly and test techniques applicable to the manufacture of semiconductors or MEMS, and/or design features implemented in conjunction with solving manufacturing challenges of MEMS or semiconductors. Neither party shall be limited or restricted by the use of any Residuals. “Residuals” means the ideas, know-how and techniques retained in the unaided memory of an employee or contractor as a result of such person’s access to or use of the other Party’s Confidential Information, Background IP and/or Foreground IP. A person's memory is unaided if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.
13.    GENERAL
13.1    Dispute Resolution. This Agreement shall be governed by the laws of the State of Arizona, excluding that body of law known as conflicts of law. The Parties shall first mutually negotiate in good faith to resolve any dispute that arises between them relating to this Agreement. Either Party may initiate resolution of such dispute by providing the other Party a brief and concise statement of the initiating Party’s claims, together with the relevant facts supporting them, and referring to this Section. For a period of sixty (60) days from the date of such statement, or such longer period as the Parties may agree in writing, the Parties shall make good faith efforts to settle the dispute. Such efforts shall include, without limitation, full presentation of the Parties’ respective positions to executives at the appropriate levels within their respective companies. If such negotiations are unsuccessful, either Party may then initiate litigation to address the dispute. Courts in the State of Arizona have exclusive jurisdiction over all disputes arising out of this Agreement. Each of the Parties irrevocably submits to and accepts the personal jurisdiction and venue of this court and waives any objection to such personal jurisdiction and venue. In addition to all other rights and remedies, the prevailing Party in any litigation proceeding will be entitled to reimbursement from the other Party for its expenses incurred in the proceeding, including reasonable legal fees.

339947756 v1

13.2    Injunctive Relief. Each Party acknowledges that any breach of the confidentiality or proprietary rights provisions of this Agreement may cause the non-breaching Party irreparable injury, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a Party may seek entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.
13.3    Relationship of Parties. The parties are independent contractors under this Agreement and no other relationship is intended. Each Party shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply any partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship. Neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder, and neither Party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other Party.
13.4    Force Majeure. Neither Party shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause beyond the Party’s reasonable control, including, but not limited to, acts of God, extraordinary traffic conditions, riots, civil disturbances, epidemics, pandemics, quarantines, wars, or acts of the public enemy, material or resource shortages, or the laws, regulations, acts of failure to act of any government authority, provided that neither of the Parties shall be excused for failure or delay in making payments of money due and payable hereunder.
13.5    Notices. Notice. All notices required pursuant to this Agreement shall be in writing and delivered personally or via facsimile or via registered or certified mail or express courier service (e.g. FedEx), to the address set forth below, which may be changed by written notice of the same to the other Party. Any notice or communication will be deemed to have been given: (a) immediately if personally served; (b) upon receipt of a transmission confirmation or an error free transmission if sent by facsimile; (c) in the case of registered or certified mail, five days after deposit, postage pre-paid; or (d) in the case of express courier service, the next business day.
To Microchip:
Microchip Technology Incorporated
2355 West Chandler Blvd.
Chandler, AZ USA 85224-6199
Attn: Legal Department
Fax: (480) 792-4112
To Everspin:
Everspin Technologies, Inc.
5670 W. Chandler Blvd., Suite 130
Chandler, AZ 85226
Attn: Sanjeev Aggarwal, President and CEO
13.6    Assignment. Neither Party may assign, transfer or delegate any rights or obligations under this Agreement, either by operation of law or otherwise, except upon the prior written consent of

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the other Party, which will not be unreasonably withheld, delayed or conditioned. Any attempted assignment or transfer in violation of this Section is null and void, and will not convey any rights to or interest in this Agreement. Notwithstanding the foregoing, either Party may transfer or assign this Agreement or delegate its obligations hereunder to any Affiliate of such Party, unless such transfer shall change the Manufacturing Process, location or otherwise violate any law, rule or regulation, including any export laws.
13.7    Export Control. Everspin shall provide Microchip with export control classification number and other information and assistance with respect to Everspin Technology as may be reasonably required for Microchip to comply with export control laws. Each Party shall comply with all applicable export control laws and regulations, including the Export Administration Regulations administered by U.S. Department of Commerce and the International Traffic In Arms Regulations, administered by the U.S. Department of State.
In addition, in order to meet the security requirements of Everspin customers, all Everspin products manufactured or processed within Microchip’s Fab 4 cleanroom facilities shall be handled in accordance with Microchip’s “Secure Products Security Plan” flow.
13.8    Government Contracts. If the Goods or Services are to be used in the performance of a U.S. Government contract or subcontract for which mandatory passdown clauses are applicable to Microchip or the Goods or Services, Everspin must inform Microchip and let it review the clause before Microchip begins performance, so that it may decide whether to perform. If Microchip is notified of the clauses after it starts performance and afterward, acting in good faith, rescinds its willingness to proceed, Microchip will have no liability for its rescission.
13.9    Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.
13.10    Agreement. This Agreement, including all exhibits and documents which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both parties. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement. This Agreement represents the negotiated Agreement of the parties, with the advice and assistance of counsel, and shall not be construed against either Party as the drafter thereof.
13.11    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the Effective Date.

Microchip Technology Incorporated	Everspin Technologies, Inc.
By: /s/ Michael Finley	By: /s/ Sanjeev Aggarwal
Name: Michael Finley	Name: Sanjeev Aggarwal
Title: SVP Front End Operations	Title: President & CEO
Date: 04/07/2026	Date: 04/08/2026

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EXHIBIT A

a)    Products.

MR0A08B
MR0D08B
MR0DL08B
MR2A08A
MR4A08B
MR2A16A
MR4Al6B
MR25H256
MR25H10
MR25H40
MR10Q010
EMS3A
PUMA
FG16Mb
BST1

a.    Everspin Process TechnologyToggle MRAM MLI

CMOS Wafers
MRAM Lot Box Change
Jet Spray
MRAM Box Change (Blue Box)
Photo
Microchip /Everspin Confidential

DL Trench Etch (IPS)
DL Clading Dep (NiFe/Ta/Cu) - PVS
Cu Plate
Cu Anneal
DL CuCMP
MV-ILD Dep (CVD)
MV Buff Polish (OxCMP)
MV Photo
MVia Etch {IPS)
Bottom Electrode (TaN) - PVS
MTJ DEP (IBD-M / IBD-R)
Top Eletrode Dep (Ta/TaN) -PVS
TJ Hardmask
MTJ Anneal (Despatch)
TJ Photo
TJ Etch - DPS
MMT HM Dep (CVD)
MMT Photo
MMT Etch - DPS
TJV-ILD Dep (CVD)
TV Pass 1 / Pass 2 Polish (OxCMP)
TJVia Photo
TJVia Etch {IPS)
MLI Metal Dep {Ta) - PVS
MLI HM Dep (CVD)
MLL Photo
MLI Etch (DPS)
MGL-ILD Dep (CVD)
MGL Photo
MGL Etch (IPS)
LVia Photo
LVia Etch (IPS)
BL Clading Dep (NiFe/Ta/Cu) - PVS
BL Cu Plate
BL Cu Anneal
BL CuCMP
BLC Cap Metal Dep (CFB/NiFe) - PVS
BLC Dielectric Stack Dep (CVD)
BLC Photo
Microchip /Everspin Confidential

BLC Etch (Officially called Subtractive Etch) - DPS
Passivation Dep (CVD)
Passivation Photo
Pass Oxide Etch (IPS) & PEN/ Resist Strip (DPS)
MCAP Metal Dep (FJ-PVS)
MCAP Photo
MCAP DUV Bake
MCAP Etch (DPS)
Magnetic Cladding Set {Despatch)
EOL Probe (Also called Class Probe)
PLMD Box Change (Grey Box)
PLMD Coat/ Expose/ Develop/ Cure
MRAM: FAB Outgoing Stage
MRAM Pack & Ship

b.    Toggle MRAM no MLI

Microchip /Everspin Confidential

CMOS Wafers
MRAM Lot Box Change
Jet Spray
MRAM Box Change (Blue Box)
Photo
DL Trench Etch (IPS)
DL Clading Dep (NiFe/Ta/Cu) - PVS
Cu Plate
Cu Anneal
DL CuCMP
MV-ILD Dep (CVD)
MV Buff Polish (OxCMP)
MV Photo
MVia Etch (IPS)
Bottom Electrode (TaN) - PVS
MTJ DEP (IBD-M / IBD-R)
Top Eletrode Dep (Ta/TaN) -PVS
TJ Hardmask
MTJ Anneal (Despatch)
TJ Photo
TJ Etch - DPS
MMT HM Dep (CVD)
MMT Photo
MMT Etch - DPS
TJV-ILD Dep (CVD)
TV Pass 1 / Pass 2 Polish (OxCMP)
MGL-ILD Dep (CVD)
MGL Photo
MGL Etch (IPS)
LVia Photo
LVia Etch (IPS)
BL Clading Dep (NiFe/Ta/Cu) - PVS
BL Cu Plate
BL Cu Anneal
BL CuCMP
BLC Cap Metal Dep (CFB/NiFe) - PVS
BLC Dielectric Stack Dep (CVD)
BLC Photo
Microchip /Everspin Confidential

BLC Etch (Officially called Subtractive Etch) - DPS
Passivation Dep (CVD)
Passivation Photo
Pass Oxide Etch (IPS) & PEN/ Resist Strip (DPS)
MCAP Metal Dep (FJ-PVS)
MCAP Photo
MCAP DUV Bake
MCAP Etch (DPS)
Magnetic Cladding Set (Despatch)
EOL Probe (Also called Class Probe)
PLMD Box Change (Grey Box)
PLMD Coat/ Expose/ Develop/ Cure
MRAM: FAB Outgoing Stage
MRAM Pack & Ship
c.    TMR Sensor

CMOS Wafers
MRAM Lot Box Change
Jet Spray
ZF Photo
ZF Trench Etch (IPS)
ZF Cladding Dep (NiFe) - PVS
ZF Cladding Etch (EMAX)
MRAM TEOS Dep (CVD)
Photo
DL Trench Etch (IPS)
DL Clading Dep (NiFe/Ta/Cu) - PVS
Cu Plate
Cu Anneal
DL CuCMP
MV-ILD Dep (CVD)
MV Buff Polish (OxCMP)
MV Photo
MVia Etch (IPS)
Bottom Electrode (TaN) - PVS
MTJ DEP (IBD-M / IBD-R)
Top Eletrode Dep (Ta/TaN) -PVS
MMT Hardmask Dep (CVD)
MMT Photo
Microchip /Everspin Confidential

MMT Etch - DPS
TJ HM Dep (CVD) / MTJ Anneal (Despatch)
TJ Photo
TJ Etch - DPS
TJV-ILD Dep (CVD)
TV Pass 1 / Pass 2 Polish (OxCMP)
MRAM TEOS Dep (CVD)
TJVia Photo
TJVia Etch (IPS)
MLI Metal Dep (Ta) - PVS
MLI HM Dep (CVD)
MLL Photo
MLI Etch (DPS)
MGL-ILD Dep (CVD)
MGL Photo
MGL Etch (IPS)
LVia Photo
LVia Etch (IPS)
BL Clading Dep (NiFe/Ta/Cu) - PVS
BL Cu Plate
BL Cu Anneal
BL CuCMP
Passivation Dep (CVD)
Passivation Photo
Pass Oxide Etch (IPS) & PEN/ Resist Strip (DPS)
MCAP Metal Dep (FJ-PVS)
MCAP Photo
MCAP DUV Bake
MCAP Etch (DPS)
Passivation Dep (CVD)
Passivation Photo
Pass Oxide Etch (IPS) & PEN/ Resist Strip (DPS)
EOL Probe (Also called Class Probe)
PLMD Box Change (Grey Box)
PLMD Coat/ Expose/ Develop/ Cure
MRAM: FAB Outgoing Stage
MRAM Pack & Ship

Microchip /Everspin Confidential

d.    STT MRAM

M4-BL – no cladding

V3
TJ
TJVia
MVia

MRAM Layer Additions

MVia
Msk1
TJ
Msk2
TJV
Msk3

There is also an alignment mark mask, Msk4

CMOS Wafers
MRAM Lot Box Change
MRAM MVia Metal Deposition MRAM MVia Hardmask Deposition
MRAM MVia DUV ASML Photo w/Split Process
Option
MRAM MVia Pillar DPS/IBE Etch MRAM MV-ILD Deposition
MRAM MVia-lLD Polish w/UV Measurement MRAM Algn Mark DUV ASML Photo (w/ADI Sampling)
MRAM Alignment Mark Etch
MRAM Bottom Electrode Deposition MRAM:Anelva MTJ Deposition/SEZ MRAM Top Electrode Deposition MRAM:TJ Hardmask dep
MRAM Magsol Magnetic Anneal
Microchip /Everspin Confidential

MRAM TJ DUV ASML Photo w/Split Process Option MRAM TJ Etch
MRAM TJ Etch/Encapsulation MRAM TJV-ILD Dep
MRAM:TVILD Polish MRAM:TJV-ILD Cap Deposition
MRAM TJV DUV ASML Photo w/Split Coat Process
MRAM TJVia Etch
MRAM TJVia Ta/Cu Seed Deposition MRAM TJVia Cu Plate
MRAM TJVia Cu Anneal
MRAM TJVia Cu Polish MRAM MGL-ILD Depostion
MRAM MGL DUV ASML Photo w/Split Process
Option
MRAM MGL Trench Etch MRAM:lnterconnect Via DUV ASML Photo MRAM:LVia Etch
MRAM:BL TA/CU Seed Deposition MRAM:Bit Line Viaform Copper Plate MRAM:Bit Line Copper Anneal MRAM:Bit Line TA/CU Polish
MRAM MG2-ILD Depostion
MRAM MG2 DUV ASML Photo w/Split Process Option
MRAM MG2 Etch
MRAM VC1 DUV ASML Photo
MRAM VC1 Etch
MRAM MG2 Metal Deposition MRAM MG2 Cu Plate
MRAM MG2 Cu Anneal MRAM MG2 Cu Polish MRAM MG3-ILD Depostion
MRAM MG3 DUV ASML Photo w/Split Process
Option
MRAM MG3 Etch
MRAM VC2 DUV ASML Photo MRAM VC2 Etch
MRAM MG3 Metal Deposition MRAM MG3 Cu Plate
MRAM MG3 Cu Anneal MRAM MG3 Cu Polish MRAM:A91 ILD Deposition
Microchip /Everspin Confidential

MRAM:A91 I-Line ASML Photo (w/ADI Sampling)
MRAM A91 Etch
MRAM:MCAP Metal Deposition
MRAM:MCAP I-Line ASML Photo (w/ADI Sampling) MRAM MCAP UV BAKE
MRAM:Mcap Etch
MRAM:Passivation Deposition
MRAM: Pass. I-Line ASML Photo (w/ADI Sampling) MRAM Passivation Etch/SRD
MRAM Class Probe w/Wafer Sort MRAM: FAB Outgoing Stage MRAM Pack & Ship
Microchip /Everspin Confidential

EXHIBIT B.1
SPECIFICATIONS

MR0A08B
MR0D08B
MR0DL08B
MR2A08A
MR4A08B
MR2A16A
MR4A16B
MR25H256
MR25H10
MR25H40
MR10Q010
EMS3A
PUMA
FG16Mb
BST1

Microchip /Everspin Confidential

EXHIBIT C TOOLING

1.    Transferred Tooling

Nordiko TEL MRT
Centura DPS ANELVA C-7100
Plasma-Therm Versaline QuaZar
The following Magnetic Metrology Tools: CAPRESMalvem Panalytical
SHB Looper

2.    Purchased Tooling

Tooling	Price
AMAT Endura	$960,000 (50% of Microchip Book Value)
AMAT Mirra Mesa	$2,984,800 (70% of Microchip Book Value)

Microchip /Everspin Confidential

EXHIBIT D
NDA
Microchip /Everspin Confidential

MUTUAL NONDISCLOSURE AGREEMENT
(FOR MICROCHIP FOUNDRY SERVICES ONLY)

This Mutual Nondisclosure Agreement (“Agreement”) is made as of the last date of signature below (“Effective Date”) by and between Microchip Technology Incorporated, having a principal office at 2355 W. Chandler Blvd., Chandler, AZ 85224 and its Affiliates (“Microchip”), and Everspin Technologies, Inc., having a principal address at 5670 W. Chandler Blvd. Suite 130, Chandler, AZ 85226 and its Affiliates, if any (“Participant”) (each referred to as a “Party” and collectively as the “Parties”).
1.    Definitions.
    (a)    “Purpose” means the exchange of information on a confidential basis in order to explore, implement, and/or maintain a business relationship between the Parties related to Microchip’s provision of wafer foundry services to Participant.
(b)“Receiving Party” is a party receiving Confidential Information.
    (c)    “Confidential Information” means (1) any information, technical data or know-how, including information of a third party for which the disclosing Party (“Disclosing Party”) is subject to confidentiality obligations, which is marked or designated in writing as “Confidential”, “Proprietary” or similar legend, or which if disclosed verbally or visually is identified in writing as confidential not later than (30) days after disclosure; and (2) whether or not marked Confidential or Proprietary, (i) Either Party’s pricing information, unpublished technical specifications, development plans, product roadmaps, product architecture, engineering samples, integrated circuits, semiconductor devices, software (including source code), and (ii) any information, technical data, or know-how that is listed below or learned during a facility visit, if any.
Microchip: design rules, device models, process flow or individual process step details, and cycle times.
Participant: [____or, if unfilled, then Intentionally Blank]
    (d)    “Affiliate” means any entity which, directly or indirectly controls or is controlled by or is under common control with a named Party. For purposes of this definition, "control" means having more than 50% (or maximum percentage allowed by applicable foreign ownership rules or regulations) of the authority, power or outstanding securities representing the right to manage the person or entity or to vote for the election of directors or other governing authorities.
2.    Nondisclosure and Limited Use.
(a)    Each Party agrees to keep confidential and not use any Confidential Information of the other Party, including information derived from such Confidential Information (“Derivatives”), except as necessary to achieve the Purpose. The Receiving Party may only disclose such information to its employees, consultants, auditors, and representatives (“Representatives”) who need such information to carry out the Purpose, and have confidentiality obligations to the Receiving Party at least as restrictive as those set forth in this Agreement. Use of Confidential Information for personal gain, for the benefit of a third party, or to compete with the Disclosing Party, whether directly or indirectly, is contrary to the Purpose and a breach of this Agreement. Each Party is responsible for disclosure or misuse of Confidential Information by its Representatives. Notwithstanding anything to the contrary, Microchip may disclose Participant Confidential Information, solely for the Purpose, to vendors such as equipment maintenance providers, vendors of IP/design support and manufacturing equipment, mask-making, processing, measurement and back-end services, provided that such vendors are identified to Participant and have entered appropriate written nondisclosure agreements with Microchip to protect Confidential Information. Microchip is responsible for disclosure or misuse of Confidential Information by its vendors.
(b)    If the Purpose relates to the submission of a proposal to the U.S. Government, the Receiving Party may disclose Confidential Information of the other Party to the U.S. Government, provided that the Receiving Party: (i) notifies the Disclosing Party of the content of the submission, and (ii) such Confidential Information is marked as proposal information bearing restrictive legends in accordance with FAR 15.609, FAR 52.215-1(e), or their successor provisions in effect on the Effective Date.
(c)    Each Party will take all reasonable measures to protect the secrecy of and avoid unauthorized access, disclosure and use of Confidential Information of the other Party. Such measures include, but are not limited to, the highest degree of care that the Receiving Party uses to protect its own Confidential Information of a similar nature, but not less than reasonable care. Each Party will notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the Disclosing Party that comes to the Receiving Party’s attention.
(d)    The obligations of this Agreement do not apply to information that: (i) is or becomes publicly available without breach of this Agreement; (ii) is known or becomes known to the Receiving Party, from a source other than the Disclosing Party without restriction and without breach of this Agreement or violation of the Disclosing Party’s rights, as demonstrated by credible evidence in existence at the time of disclosure; (iii) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party, as demonstrated by credible evidence created at the time of such independent development; (iv) is disclosed generally to third parties by the Disclosing Party without restrictions similar to those contained in this Agreement.
(e)    The Receiving Party may disclose Confidential Information to the extent required under law, rule, or regulation (including those of any national securities exchange), by subpoena, civil investigative demand, or similar process, or by a court or administrative agency (each a
Microchip /Everspin Confidential

“Requirement”), provided, that to the extent permitted by applicable law, the Receiving Party will provide prompt notice of such Requirement to the Disclosing Party to enable, and will reasonably cooperate with, the Disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.
3.    Term. The term of this Agreement for the purpose of disclosing Confidential Information starts on the Effective Date and terminates three (3) years thereafter. Notwithstanding the foregoing, this Agreement remains in effect for the purpose of keeping Confidential Information confidential (i) for other than source code through three (3) years after the date of expiration or termination of this Agreement and (ii) for source code, in perpetuity. This Agreement applies retroactively to Confidential Information disclosed in connection with discussions and negotiations regarding the Purpose, if any, before the Effective Date.
4.    Return of Materials. Upon Disclosing Party’s request and direction, the Receiving Party will promptly return or destroy the Disclosing Party’s Confidential Information, including any physical information or materials provided to the Receiving Party (together with any copies, excerpts, syntheses, CD ROMS, diskettes, etc.), and, in the case of Derivatives, provide written certification that all the Disclosing Party’s Confidential Information has been expunged from any such materials or that all such materials have been destroyed. However, the Receiving Party may retain a copy of the Confidential Information and its Derivatives (a) solely to the extent necessary to comply with applicable law, court order, or other legal requirement, or (b) automatically made in the ordinary course of its information technology backup processes to protect against network failures or data loss, and otherwise generally inaccessible. Any retained copies will be maintained as confidential. Further, if Participant or its Affiliates become competitors of Microchip in any market we serve, and Microchip notifies Participant in writing of its status as a competitor in a given market, then Participant will promptly engage in the return and certification process described above in this Section 4.
5.    Ownership; No Rights Granted. The Disclosing Party’s Confidential Information is the property of the Disclosing Party. Nothing in this Agreement will be construed as granting any rights under any patent, copyright or other intellectual property right of either Party, nor granting either Party any rights in or to the other Party’s Confidential Information other than the limited right to use such information for the Purpose. Notwithstanding anything to the contrary, nothing in this Agreement shall limit or restrict Microchip with respect to any manufacturing processes, flows, recipes, nor manufacturing, fabrication, assembly, and test techniques, all of general application to the manufacture of semiconductors (“Process Technology”), unless, any such limitation or restriction is clearly stated in a writing signed by a Microchip Vice President (or its equivalent) identifying in precise detail the specific information the Process Technology to which the limitation or restriction applies. For the avoidance of doubt, nothing in this Section 5 grants any license under any patent or copyright, nor to any design for any product.
6.    Governing Law. The laws of Arizona (excluding its conflicts of law principles) govern this Agreement. Any dispute, controversy or claim arising out of or relating to this Agreement, or its breach, termination, or invalidity, will be subject to the jurisdiction of the courts in Phoenix, Arizona.
7.    Remedies. The Parties agree that the obligations hereunder are necessary and reasonable to protect each Disclosing Party. Due to the unique nature of the Confidential Information, monetary damages are inadequate to compensate either Party for a breach of this Agreement. Accordingly, any violation or threatened violation of this Agreement may cause irreparable injury to the respective Disclosing Party and that, in addition to any other remedies available in law, equity or otherwise, the Disclosing Party may seek injunctive relief against the breach, threatened breach, or continuation of any such breach by the Receiving Party.
8.    Export. The Disclosing Party will advise the Receiving Party in writing if any information disclosed by it is subject to any applicable export control laws (including without limitation, export control laws of Europe, Japan and U.S.). Upon such written notice, the Receiving Party agrees not to export (or, knowingly, directly or indirectly effect any transfer of) any such identified information in violation of such export control laws. In particular, before disclosing any information which is subject to EAR/ITAR control or export restriction, the Disclosing Party will notify the Receiving Party in writing of the applicable ECCN or other control number, and whether it is relying on a license and/or exemption. The obligations in this Section 8 survive the term of this Agreement and shall apply so long as the Confidential Information remains subject to U.S. jurisdiction.
9.    Refuse Information. Each Party may refuse any Confidential Information that the other Party intends to disclose under this Agreement. Neither Party is obligated to disclose any Confidential Information to the other Party.
10.    No Relationship. This Agreement does not create any agency or partnership relationship between the parties.
11.    Warranties. Each Party warrants that it has the right to make the disclosures under this Agreement. Any information (confidential or otherwise) disclosed hereunder is provided “AS IS”, and no warranties are given for the information or any use thereof.
Microchip /Everspin Confidential

12.    Entire Agreement.     This Agreement is the product of both Parties and constitutes the entire agreement between the Parties pertaining to the subject matter, and merges all prior negotiations and drafts.
13.    Successors and Assigns. Neither Party may assign this Agreement without the prior written consent of the other Party. To the extent such consent is granted, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and assigns of the Parties.
14.    Miscellaneous.
(a)    This Agreement may be amended with the written consent of the Parties. Failure to enforce any provision of this Agreement by a Party does not constitute a waiver of any term by such Party.
(b)    This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together constitute one instrument. A facsimile, PDF, or other type of electronic copy of an original signature transmitted to the other party is effective as if the original was sent to the other party.
Acknowledged and agreed to by each Party’s authorized representative:

Microchip /Everspin Confidential

Microchip Technology Incorporated
By: /s/ Daniel Jackson

Print Name: Daniel Jackson

Title: Senior Director

Date: 11/24/2025 | 10:34 AM PST

Participant: Everspin Technologies, Inc.
By: /s/ William Cooper

Print Name: William Cooper

Title: Chief Financial Officer

Date: 11/24/2025 | 12:38 PM MST
Microchip /Everspin Confidential

Change Control and Communication

Exhibit E
Microchip's Process Change Procedures and Notification System
5.0    CHANGE CRITERIA:
The following sections contain change criteria for the functional areas of Microchip's manufacturing processes. Note that examples listed as "sustaining activity" are examples of activity which will not be considered as a change by this procedure. In all cases, the CCB for a particular type of change (Section 3.3) will determine whether an activity is a change that is subject to the procedures in this specification. In addition, non-PPAP customers will receive notification at CCB discretion. PPAP customers are to receive change communication on all 'change' items that will require a change to the PPAP, unless otherwise stated by APG. APG has the responsibility for maintaining change requirements (and any deviations) for all automotive products Corporate Quality has the responsibility to communicate the changes to all customers.
Note: Good engineering practices are recommended for sustaining changes. These practices could include performing the worse case evaluation (i.e. large die for package qualifications, etc.), performing the risk verses benefits analysis, running DOES to determine the boundaries for the sustaining change, increased in process SPC monitoring, monitoring SPC data/MAP/Probe Yield data shifts, increased reliability monitoring, etc.
5.1    Examples of Internal & Foundry Front End Process Changes: (subject to CCB review)
5.1.1    Front End Critical Materials: Silicon substrate
Composition of metallization layer Composition of passivation layer
5.1.2    Process:
Change affecting one or more of the Significant Characteristics as defined in Control Plans.
Introduction of a new or different technology platform. Introduction of a new or different wafer size.
Introduction of a new or different process flow sequence.
Introduction, or modification, of vendor or technology used, in any post probe processing done to support wafer or die level sales.
5.1.3    Specification:
Any relaxation of inspection or visual mechanical criteria.
Any change in inspection sampling plans of significant characteristics. Any change in specification limits of significant characteristics.
5.1.4    Site: Use of a new or different wafer fab site (see flowchart below).

Microchip /Everspin Confidential

Change Control and Communication

Note: If an additional fab option is added for a mask that is in the rel monitor program then QCl-39000-001 must be revised to reflect that the lots per week alternate between applicable fabs.
5.1.4.1    Examples of the above "YES" scenarions would be:
•    Changes in the number of metal levels; 4LM vs 5LM process
•    Changes in process options offered by the wafer fab provided BOTH process have already been gualifed by MCHP (ESD vs. no-ESD, MiM vs. non-MIM, Polyimide vs. no Polyimide, etc...).
5.1.4.2    Examples of the above "NO" scenarions would be:
•    Mixed Signal vs. Embedded Flash Process
•    Flash Processes with different specified Endurance and/or Data Retention performance
5.1.5    Process:
•    Use of a new or different process at a qualified fab/foundry.
•    New source of "Buy/Resale" products (non-acquisition related).
•    New Source or new technology node from current Supplier of non-MCHP designed products non-acquisition related).
•    Removal of process steps or circuit modules
•    Use of new devices not part of the initial qual or I/P with significant process and design interactions; Circuit Under Pad (CUP), etc...
5.2    Examples of Internal & Foundry Front End Sustaining Activity: (not subject to CCB review)
5.2.1    Process:
Recalculation of SPC limits in response to changing conditions or new knowledge.
FMEA/ PFMEA analysis to assess risk of change to process.
Microchip /Everspin Confidential

Change Control and Communication

Adjustments to recipe/machine set points needed to maintain processes/characteristics on target.
Procedural changes to improve the efficiency of an operation. Changes to indirect materials that do not end up as part of the product.
5.2.2    Specification:
Minor editorial, typographical and organizational changes.
5.2.3    Site:
Releasing or transferring new or existing products to a fab already producing qualified products on the same architecture and process/MSL.
5.3    Wafer and Package Electrical Test Changes:
Information on wafer and package electrical test changes is contained in SPl-41043. Refer to that specification for examples of changes, examples of sustaining activity and the appropriate checklist, and for * items.
5.4    Examples of Assembly Changes: (subject to CCB review)
5.4.1    Assembly Critical Materials:
Lead frame composition and type
Lead frame construction from ends-only to radial leads Lead frame conversion from etched to stamped
Lead frame design enhancement for qualified package - adding V-grooves, locking holes, anchor holes
Lead frame paddle size change for qualified package and site PCB construction or design
Die attach material composition and type Wire composition and diameter
Mold compound material
3.3    Change Control Board Membership:
3.3.1    The Core of the Main Change Control Board (CCB) will be comprised of: (These members are required to review/approve Main CCB proposals)
•    VP Fab Operations or Yield Manager - Chair or designee
•    VP Product Business Units or designee (only if BU affected as defined by the chair or BU is listed in the CCB application)
•    VP of Corporate Quality or designee
•    APG Manager or designee
•    PCN Manager or designee
•    Observers may provide input that the approvers will consider; no input is deemed as agreeance/approval.
Microchip /Everspin Confidential

Change Control and Communication

3.3.2    The CCB for Assembly related changes will consist of: (Main or Core CCB not required - this CCB is referred to as the Assembly CCB)
•    Package Engineering (CPTD) Manager - Chair
•    VP of Corporate Quality
•    APG Manager or designee (attendance required for live meetings and observer for eApproval)
•    Business Unit Product Engineering Managers or designee (must be noted in the proposal form as contacted prior to live meetings and are observer for eApproval - and only if the BU is affected as defined by the chair or BU listed in the CCB application)
•    PCN Manager or designee will attend live meetings to provide inputs and are observers for eApproval.
•    ESG Engineer or designee will attend live meetings to provide inputs and are observers for eApproval.
•    Observers may provide input that the approvers will consider; no input is deemed as agreeance/approval.
3.4    Any Board Member may appoint a representative to act on their behalf at any CCB meeting.

Microchip /Everspin Confidential